Exhibit 99.1

EcoloCap Solutions Inc. (OTCBB: ECOS)

For Immediate Release

ECOLOCAP SOLUTIONS INC. ANNOUNCES JOINT VENTURE INITIAL AGREEMENT FOR LITHIUM X BATTERY ASSEMBLY AND DISTRIBUTION IN EUROPE

The agreement is the culmination of a weeklong visit by EcoloCap’s management to The Netherlands, and would ensure European assembly of Lithium X batteries and distribution to an existing clientele, as well as entry into the European market.

Barrington, IL – May 25, 2010 – EcoloCap Solutions Inc. (OTCBB: ECOS), an integrated network of environmentally-focused technology companies that utilize nanotechnology to develop efficient alternative energy solutions, today announced that it has signed a Letter of Intent with MEGES BV of The Netherlands to form a joint venture, ECOS/MEGES, that will assemble and distribute Lithium X batteries to their existing clientele and open the rest of the Western European and Russian markets.

“We're very enthusiastic about the proposed agreement with EcoloCap Solutions Inc. for us to assemble and distribute their Nano Lithium X Battery in Western Europe and Russia. Over a few days of testing in our facility, we realized right away the net superiority of the battery over any other in the market today. Part of our motivation is that we have an established customer base representing and immediate market of some 500,000 battery cells in the first year and we intend to set up a marketing plan to grow exponentially from there,” said Roy Visser of MEGES BV.

Under the terms of the agreement, the Joint Venture Company will be owned 50% by MEGES BV and 50% by EcoloCap Solutions Inc. EcoloCap will grant the JV the exclusive technology rights to the Lithium X Battery for Western Europe and Russia, while MEGES BV will fully fund and manage the joint venture. The parties have agreed to fast-track the transaction and to complete a final agreement by June 15, 2010.

MEGES BV’s principals are the major stakeholders of a number of European companies in energy related fields, namely Celectric BV (formerly Deta Batterijen BV) and Par Led Light BV. Both companies have their headquarters in The Netherlands and R&D and production facilities in Germany and Belgium.

“This is the first of a number of similar transactions we are presently evaluating in various geographical areas, namely America and Asia,” said EcoloCap Solutions Inc. CEO Michael Siegel. “We are only considering AAA-rated companies in energy storage related businesses to help us rapidly get market share into established as well as penetrate new markets. Management has concluded that this is the fastest way to create shareholder value in the medium and long term.”

Further information on EcoloCap Solutions Inc. and its products and services can be found at http://www.ecolocap.com.

About The Company:  EcoloCap Solutions Inc. (OTCBB: ECOS) and its subsidiaries Micro Bubble Technologies Inc. (“MBT”), K-MBT Inc. (Korea) and EcoloCap Solutions Canada Inc., are an integrated network of environmentally focused technology companies that mainly utilize nanotechnology to develop efficient alternative energy solutions.  Their portfolio of products and services include MBT’s Carbon Nano Tube (CNT) and Lithium X rechargeable batteries that surpass the performance of batteries in the market today, MBT’s M-Fuel, a breakthrough suspension fuel for diesel and heavy oil applications that greatly reduces cost and the emission of harmful gases, and EcoloCap Solutions Canada Inc. which offers Carbon Credit UN Certification and trading services. For additional information, please visit the EcoloCap website, http://www.EcoloCap.com.

Company Contact Information:
EcoloCap Solutions Inc.
1250 South Grove Avenue, Suite 308
Barrington, Illinois 60010
Tel:  (866) 479-7041
Fax: (847) 919-8440
Email:  Info@EcoloCap.com

This press release may contain statements of a forward-looking nature regarding future events.  These statements are only predictions and actual events may differ materially.  Please refer to documents that EcoloCap Solutions Inc. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materials from those contained in the forward-looking statements.

EcoloCap Solutions Inc. | 1250 South Grove Avenue | Suite 308 | Barrington, IL 60010 | T (866) 479-7041 | www.EcoloCap.com